Exhibit 99.1

News Release

For Immediate Release	Contact:
Ken Dennard
Dennard • Lascar Associates
(832) 594-4004 (cell)
(713) 529-6600 (office)
ken@dennardlascar.com

MEN’S WEARHOUSE ANNOUNCES GEORGE ZIMMER LEAVING COMPANY

Annual Meeting Postponed

FREMONT, CA — June 19, 2013 — The Board of Directors of Men’s Wearhouse (NYSE: MW) today announced that it has terminated George Zimmer from his position as Executive Chairman. The Board expects to discuss with Mr. Zimmer the extent, if any, and terms of his ongoing relationship with the Company.

In light of Mr. Zimmer’s termination, the Company also announced that it is postponing its Annual Meeting of Shareholders, which had originally been scheduled for June 19, 2013, at 11:00 a.m. Pacific daylight time. The purpose of the postponement is to re-nominate the existing slate of directors without Mr. Zimmer.

The Company expects to announce the rescheduled date, time and location of the postponed Annual Meeting shortly. The Company will set a new record date, provide additional information with respect to the Annual Meeting in a supplement to its proxy statement to be filed with the Securities and Exchange Commission and commence a new solicitation with respect to the supplemented proxy materials.  Shareholders are urged to read the supplement in its entirety, as it will contain important information about the Annual Meeting.

About Men’s Wearhouse

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel, with 1,143 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and nonexclusive merchandise brands, and Men’s Wearhouse and Tux stores carry a limited selection. Most K&G stores carry a full selection of women’s apparel. Tuxedo rentals are available in the Men’s Wearhouse, Moores, and Men’s Wearhouse and Tux stores. Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra, and Yaffy in the United Kingdom. For additional information on Men’s Wearhouse, please visit the company’s websites at www.menswearhouse.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk, and www.alexandra.co.uk.

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